Exhibit 8.1

Troutman Pepper Locke LLP
troutman.com

February 26, 2026

Tanger Inc.
3200 Northline Avenue, Suite 360
Greensboro, North Carolina 27408

Re:	Tanger Inc.

To the addressee set forth above:

We have acted as tax counsel to Tanger Inc., a North Carolina corporation (the “Company”), and Tanger Properties Limited Partnership, a North Carolina limited partnership (the “Operating Partnership”), in connection with their registration statement on Form S-3 (the “Registration Statement”), including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), under the Securities Act of 1933, as amended (the “Act”), filed on February 26, 2026 with the Securities and Exchange Commission (the “Commission”), including a prospectus supplement filed with the Commission on the date hereof, and (ii) the Annual Report on Form 10-K of the Company and the Operating Partnership for the year ended December 31, 2025, filed on February 26, 2026 (the “Form 10-K”).

You have requested our opinion concerning (i) the statements set forth in Exhibit 99.1 to the Form 10-K under the heading “Federal Income Tax Considerations” and (ii) certain of the federal income tax considerations relating to the Company, including with respect to its election to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). This opinion is based on certain assumptions and factual representations, including the facts set forth in Exhibit 99.1 to the Form 10-K under the heading “Federal Income Tax Considerations”, concerning the business, assets and governing documents of the Company, the Operating Partnership and their subsidiaries. We have been furnished with, and with your consent have relied upon, certain representations made by the Company, the Operating Partnership and their subsidiaries with respect to certain factual matters contained in a certificate of an officer of the Company, dated as of the date hereof (the “Officer’s Certificate”).

In our capacity as tax counsel to the Company and the Operating Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us that are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein only with respect to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws or the laws of any state or other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts, and subject to the qualifications, assumptions, representations and limitations referenced herein, it is our opinion that:

1.            Commencing with its taxable year ended December 31, 1993, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

February 26, 2026

2.            The statements set forth in Exhibit 99.1 to the Form 10-K under the caption “Federal Income Tax Considerations,” insofar as they purport to describe or summarize certain provisions of the statutes or regulations referred to therein, are accurate descriptions or summaries in all material respects.

No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any such change may affect the conclusions stated herein. Also, any variation or difference in the facts from those set forth in the Registration Statement, the Prospectus, the Form 10-K or the Officer’s Certificate may affect the conclusions stated herein. As described in Exhibit 99.1 to the Form 10-K, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet the various requirements imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Troutman Pepper Locke LLP. Accordingly, no assurance can be given that the actual results of the Company’s operation for any particular taxable year will satisfy such requirements. In addition, the opinion set forth above does not foreclose the possibility that the Company may have to pay a deficiency dividend, or an excise or penalty tax, which could be significant in amount, in order to maintain its REIT qualification.

This opinion is rendered only to you and is solely for your benefit in connection with the Registration Statement, the Prospectus and the Current Report on Form 8-K of the Company and Operating Partnership filed with the Commission on the date hereof (the “Concurrent Form 8-K”) and may be relied upon by you and by persons entitled to rely upon pursuant to the applicable provisions of the Act.

We consent to your filing this opinion as an exhibit to the Registration Statement and the Concurrent Form 8-K and to the references to our firm contained in the Form 10-K under the heading “Federal Income Tax Considerations” and to the resulting references to our firm in each of the Base Prospectus and the Prospectus under the heading “Federal Income Tax Considerations.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Troutman Pepper Locke LLP

TROUTMAN PEPPER LOCKE LLP